Exhibit (1)(i)

TOUCHSTONE VARIABLE SERIES TRUST

Amendment to
Amended and Restated Agreement and Declaration of Trust

The undersigned hereby certifies that she is a duly elected officer of Touchstone Variable Series Trust (the “Trust” or “TVST”) and that pursuant to Sections 5.11 and 8.3 of the Amended and Restated Agreement and Declaration of Trust, the Board of Trustees of the Trust adopted the following resolutions:

WHEREAS, the Trustees, at a meeting held on April 18, 2017, designated four new series of the Trust and an Establishment and Designation of Series of Shares of Beneficial Interest (the “Designation”) was thereafter filed in the Commonwealth of Massachusetts reflecting the new Series;

WHEREAS, the Trustees now desire to change the name of the new Series;

RESOLVED, that pursuant to the Amended and Restated Agreement and Declaration of Trust of the Trust, the name of each Fund shall be changed as specified below:

Current Name	Proposed Name
Touchstone Variable Products Balanced Fund	Touchstone Balanced Fund
Touchstone Variable Products Bond Fund	Touchstone Bond Fund
Touchstone Variable Products Large Cap Focused Fund	Touchstone Common Stock Fund
Touchstone Variable Products Small Company Fund	Touchstone Small Company Fund

FURTHER RESOLVED, that the officers of the Trust, or their designees, be, and they hereby are, authorized and directed to prepare and execute an amended Designation to reflect and new names of the Series and to file such Designation with the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston and to do any and all such other lawful acts as may be necessary or appropriate, with the advice of counsel, to effectuate the foregoing.

The undersigned certifies that the actions to effect the forgoing Amendment were duly taken in the manner provided by the Amended and Restated Agreement and Declaration of Trust, that said Amendment is to be effective as of June 1, 2017, and that she is causing this Certificate to be signed and filed as provided in Sections 5.11 and 8.3 of the Amended and Restated Agreement and Declaration of Trust.

WITNESS my hand this 1st day of June 2017.

/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft, Treasurer